Exhibit 10.1

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (the “Agreement”), executed this 16th day of April, 2014 by and between H. Lawrence Culp, Jr. (the “Executive”) and Danaher Corporation, a Delaware corporation (including its successors and assigns, the “Company”).

WHEREAS, the Company and the Executive initially entered into an employment agreement on July 18, 2000, amended that employment agreement on January 1, 2009, and amended and restated that employment agreement as of October 17, 2012 (the last amended employment agreement, the “Employment Agreement”); and

WHEREAS, the Executive and the Company mutually have agreed to a succession plan whereby the Executive will assist in an orderly and successful leadership transition over a reasonable transition period, following which time the Executive will voluntarily cease his employment with the Company; and

WHEREAS, the Company wishes to recognize the valuable assistance the Executive will provide during the leadership succession period and to acknowledge the Executive’s long tenure with and service to the Company; and

WHEREAS, the Company and Executive desire to supersede (to the extent provided below) the terms of the Employment Agreement to reflect the changes that are appropriate in light of the transition of leadership, including establishing Executive’s roles during such process and the terms and conditions of the Executive’s employment and resignation from service with the Company.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Except as otherwise expressly provided herein, the Executive shall continue to serve as the Chief Executive Officer and President of the Company (the “Officer Positions”), reporting to the Board of Directors (the “Board”) until March 1, 2015 or such earlier date as is provided in Paragraph 5 hereof (the “Transition Date”). Effective as of the Transition Date, the Executive shall resign from the

Officer Positions and from any other officer positions he then may have with the Company and its subsidiaries and affiliates, and shall resign his memberships on the board of directors of the Company and any subsidiaries and affiliates (the “Additional Positions”). The Executive shall promptly execute any documentation that the Company shall reasonably request to reflect such resignations. The Executive’s employment with the Company shall continue following such resignations in a non-executive role and, in that capacity, the Executive will continue providing active service to the Company and will be available on an up to full-time basis for consultation with the Company’s management, including the successor CEO and the Board, on strategic and other matters, and will have such duties and responsibilities consistent with his training, experience and stature as the Board and the successor CEO may from time to time determine and assign to the Executive (such services hereafter called the “Advisory Services”). In performing Advisory Services the Executive shall report solely to the then current CEO and the Board. The Executive shall resign from employment with the Company effective as of March 1, 2016 (the “Resignation Date”).

2. From the date hereof until the Transition Date, the provisions of Sections 3, 4, 5, 6 and 7 of the Employment Agreement shall remain in effect. From the Transition Date to the Resignation Date or such earlier date as is provided in Paragraph 7 hereof (the “Advisory Period”) and thereafter, the provisions of Sections 6 and 7 of the Employment Agreement shall remain in full force and effect. All other provisions of the Employment Agreement are superseded hereby.

3. During the Advisory Period, the Company shall pay the Executive an annual salary of $1,217,778, and the Executive shall not be entitled to any annual bonus or equity grants, provided that the Executive will receive the balance of annual and long-term cash incentive awards earned prior to the Advisory Period but not yet paid. In addition, should the Advisory Period commence prior to January 1, 2015, Executive shall not receive an annual bonus for 2014 but shall be entitled to receive an amount ( the “Advisory Additional Payment”) equal to the product of (x) an amount equal to the average of the annual bonus awards paid to the Executive with respect to 2011, 2012 and 2013 (but not to exceed 250% of the Executive’s Base Salary (as defined in the Employment Agreement, as of the Transition Date), times (y) the number of days in calendar year 2014 through the Transition Date, divided by 365. During the Advisory Period the Executive shall also receive medical and other welfare benefits for himself and the Executive’s family at least equal or equivalent to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to senior executives of the Company and its affiliated companies. In addition, during the Advisory Period all unvested equity awards held by the Executive shall continue to vest in accordance with their terms.

4. Unless otherwise mutually agreed by the parties, the Executive’s principal place of employment shall be at the Company’s principal offices in Washington D.C. The Executive hereby covenants and agrees that he will perform his services to the Company diligently, in good faith and in the best interests of the Company, and in accordance with the lawful directions of the Board (including, during the Advisory Period, providing such assistance to the successor CEO as is reasonably requested). The Executive shall carry out the strategic direction approved by the Board and, in furtherance of his duties and responsibilities hereunder and to promote the best interests of the Company during the period of his employment, including effecting a smooth transition of leadership, meet as appropriate with associates, shareholders, suppliers, vendors and other Company business relations.

5. Upon 14 days’ advance written notice to the Executive, the Board may elect to accelerate the transition of authority from the Executive to his successor and request that the Executive resign from the Officer Positions and the Additional Positions. If the Board so requests, the Executive shall resign from such Officer Positions and the Additional Positions, and shall commence to provide the Advisory Services immediately following his resignation from the Officer Positions. The Executive shall promptly execute any documentation that the Company shall reasonably request to reflect such resignations.

6. (i) Subject to the following provisions of this Agreement, the Executive shall be entitled to receive the following payments (collectively, the “Accrued Obligations”) from the Company no later than fourteen (14) days after the date his employment terminates (or such other time as shall be specified in the documents governing the Executive’s rights under the particular plan, program or arrangement, including any elections previously made by the Executive with respect to deferred compensation):

a) his salary through the date his employment terminates;

b) any unpaid deferred compensation (together with any accrued interest or earnings thereon) including deferred bonuses allocated or credited to the Executive or his account as of the date his employment terminates;

c) to the extent not already paid or provided, any amounts or benefits required to be paid or provided as of the date his employment terminates or which the Executive is eligible to receive on that date in accordance with the terms of any plan, program, policy, practice, contract, or agreement of the Company and its affiliated companies applicable to the Executive, and employee benefits shall cease to accrue as of the date his employment terminates.

(ii) Further, if the Executive shall remain employed to the Resignation Date, then the grants of stock options and restricted stock units made to the Executive under the 2007 Stock Incentive Plan on February 21, 2013 (the “2013 Awards”) shall be deemed to be vested as of immediately prior to the Resignation Date to the extent of 40% of the total share amounts of each of the 2013 Awards (the “Pro-Rated Vesting Benefit”). All other equity awards shall be vested to the extent originally provided under those awards. In addition, if the Executive shall remain employed to the Resignation Date, notwithstanding the termination provisions for stock options held by the Executive following separation from service, any stock options held by the Executive that vest in February 2016, and the portion of the stock options included in the 2013 Awards receiving the Pro-Rated Vesting Benefit, shall remain exercisable for one year following termination of service (the “Exercise Extension Benefit”). Except as expressly provided in this Paragraph 6(ii), no amounts or benefits shall vest as a result of the termination of Executive’s employment.

7. Notwithstanding anything else in this Agreement to the contrary, the Board may terminate Executive’s employment at any time prior to the Resignation Date, with or without Cause. If the Executive’s employment is terminated for Cause, the Executive shall only be entitled to receive the Accrued Obligations in respect of his services through the date of termination. In the event that the Board shall terminate the Executive’s employment for any reason other than for Cause, including due to the Executive’s Disability (as defined in Section 9(b)(i) of the Employment Agreement), then the Executive shall be entitled to receive the Accrued Obligations in respect of his services through the date of termination and, in consideration for receipt and non-revocation of the Exhibit B Release (as defined below) waiver and release of claims, restrictive covenants, and other promises by the Executive as contemplated in Paragraph 12 hereof, the Company agrees that it will pay or provide the following (collectively, the “Severance Benefits”):

a) if the date of termination is on or prior to March 1, 2015, (A) if the date of termination is prior to January 1, 2015 and no Advisory Additional Payment is made pursuant to Section 3, a lump sum payment (the “Pro-Rated Payment”) equal to the product of (x) an amount equal to the average of the annual bonus awards paid to the Executive with respect to the three years preceding the date of termination (but not to exceed 250% of the Executive’s Base Salary (as defined in the Employment Agreement, as of the date of termination)(the “Average Bonus”), times (y) the number of days in the calendar year of termination through the date of termination, divided by 365, to be paid on the thirtieth (30th) day after the date of termination; (B) an amount equal to the sum of (x) the Executive’s Base Salary (as defined under the Employment Agreement, as of the date of termination), and (y) the Average Bonus, to be paid in substantially equal proportionate installments in accordance with the Company’s normal payroll practices, commencing on the first regular pay period after the date of termination and continuing for a period of two (2) years; (C) continued medical and other welfare benefits for a period of two (2) years to the Executive and the Executive’s family at least equal or equivalent to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to senior executives of the Company and its affiliated companies, as if the Executive’s employment had not been terminated (to the extent permitted under the applicable Company plan), or, if the Company is no longer offering such benefits to senior executives, or if such benefits may not be provided under the applicable Company plan, payment in cash of an amount (the “Cash Benefit Amount”) based on the corresponding charge for COBRA continuation benefits, if available, for the period such benefits are not provided or as otherwise reasonably calculated by the Company to be the equivalent value thereof (the “Continuing Welfare Benefits”); provided, however, that the Company’s obligation to continue to provide the Continuing Welfare Benefits shall cease, in whole or in part, if the Executive and his family become eligible to participate in substantially similar benefits, in whole or in part, as a result of the Executive’s employment during the two-year period in which the Executive and his family are entitled to such benefits;

b) if the date of termination is after March 1, 2015 but prior to March 1, 2016, (A) an amount equal to base salary that would have been payable to the Executive for the period from the date of termination to March 1, 2016, to be paid in substantially equal proportionate installments in accordance with the Company’s normal payroll practices, commencing on the first regular pay period after the date of termination and continuing to March 1, 2016; (B) continued medical and other welfare benefits until March 1, 2016 to the Executive and the Executive’s family at least equal or equivalent to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to senior executives of the Company and its affiliated companies, as if the Executive’s employment had not been terminated(to the extent permitted by the applicable Company plan), or, if the Company is no longer offering such benefits to senior executives or if such benefits may not be provided under the applicable Company plan, payment of the Cash Benefit Amount; provided, however, that the Company’s obligation to continue to provide medical and other welfare benefits pursuant to this clause (B) shall cease, in whole or in part, if the Executive and his family become eligible to participate in substantially similar benefits, in whole or in part, as a result of the Executive’s employment during the remaining period in which the Executive and his family are entitled to such benefits; and

c) the Executive shall receive the Pro-Rated Vesting Benefit (and the time-based vesting provided for under the Pro-Rated Vesting Benefit will be accelerated as of immediately prior to the termination date), the portion of the Executive’s other outstanding equity awards that would have vested according to their terms if employment had continued through March 1, 2016 will have their time-based vesting accelerated as of immediately prior to the termination date to that extent and all stock options held by the Executive that would have vested in February 2016 had Executive remain employed to March 1, 2016, and the portion of the stock options included in the 2013 Awards receiving the Pro-Rated Vesting Benefit, shall receive the Exercise Extension Benefit.

Notwithstanding the foregoing, the Executive expressly acknowledges and agrees that any unpaid amounts under Paragraph 7(a) and 7(b) above shall be forfeited by the Executive, and any unexercised or unpaid equity awards shall immediately be terminated, if the Executive has materially breached any provision of Paragraphs 4, 10, 11, 12 or 13 hereof.

As used herein, “Cause “ shall mean (A) the willful and continued failure by the Executive to substantially perform his duties to the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the communication by the Executive of a termination for Good Reason, as defined below), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties, which is not cured within thirty (30) days after notice of such failure has been given to the Executive by the Company, (B) the willful engaging by the Executive in misconduct which is materially injurious to any of the Company and its direct and indirect subsidiaries and affiliates (collectively the “Company Parties”), monetarily or otherwise (including, but not limited to, conduct that violates Paragraphs 4, 10, 11, 12 or 13 hereof), or (C) the Executive’s conviction of any felony. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company Parties.

8. In the event that the Executive terminates his employment voluntarily for Good Reason prior to the Resignation Date, the Executive shall receive the same Severance Benefits (including, without limitation, the treatment of his outstanding equity awards as provided in Paragraph 7(c)) upon and subject to the same terms and conditions as would apply in the event of a termination of the Executive’s employment by the Company without Cause. As used herein, “Good Reason” shall mean a failure by the Company to comply with any material provision of this Agreement which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company that specifically identifies the manner in which the Executive believes the Company has not complied with such material provision. For the avoidance of doubt, the transition of certain duties and responsibilities to a successor CEO during the period prior to the Transition Date and the transition of the Executive’s duties, responsibilities and positions from the Officer Positions and Additional Positions to the Advisory Services as set forth above shall not constitute Good Reason. However, if the Board requests that the Executive resign from the Officer Positions prior to March 1, 2015, the Executive may treat such a request as Good Reason under this Agreement and may, unless the Board revokes such request within thirty (30) days after it is communicated to the Executive, resign for Good Reason, in which case he shall be entitled to receive the Severance Benefits described in Paragraph 7, except the benefits provided in Paragraph 7(c) which will not be available to the Executive in the event of a termination due to a request for an early resignation from the Officer Positions.

9. In the event that Executive’s employment terminates due to his death, (i) the Company shall pay the Executive’s beneficiary or estate the Pro-Rated Payment within 30 days of the date of the Executive’s death; (ii) the Executive’s family shall receive the Continuing Welfare Benefits and (iii) the Executive shall be deemed to have vested in his outstanding equity awards to the extent provided in the applicable plan and award agreements; provided, however, that, any applicable pro-ration of vesting in respect of his outstanding equity awards will be determined as though Executive remained employed through March 1, 2016. For the avoidance of doubt, this means that, in the event of the Executive’s death prior to the Resignation Date, the Executive’s estate shall receive the benefit of the Pro-Rated Vesting Benefit (and the time-based vesting provided for under the Pro-Rated Vesting Benefit will be accelerated as of the date of death).

10. As further material inducement to the Company to enter into this Agreement and to provide the Executive with the payments and benefits provided hereunder, the Executive covenants and agrees as follows:

a) The Executive acknowledges and agrees that: (i) the services he performed for the Company Parties were of a special, unique, unusual, extraordinary, and intellectual character; (ii) the Company Parties compete with other businesses that are or could be located in any part of the United States or other countries and territories; (iii) the provisions of this Paragraph 10 are reasonable and necessary to protect the business of the Company Parties and lawful protectable interests, and will not impair the Executive’s ability to earn a living; and (iv) the Company has agreed to provide the payments and benefits to the Executive provided herein in consideration for Executive’s abiding by the obligations in this Paragraph 10 and but for the Executive’s agreement to comply with such obligations, the Company would not have agreed to provide such payments and benefits.

b) The Executive agrees that, during the period he is employed by the Company and for a period of three (3) years thereafter, the Executive will not, directly or indirectly, for the Executive’s own benefit or for the benefit of any other person or entity:

(i) solicit or participate in soliciting any person, company or entity to purchase or contract for products or services competitive with or similar to products or services offered by, developed by, designed by or distributed by any of the Company Parties, if that person, company or entity was a customer or potential customer of any of the Company Parties for such products or services at any time during the 24 months preceding the employment termination date; offer, provide or sell or participate in offering, providing or selling, products or services competitive with or similar to products or services offered by, developed by, designed by or distributed by any of the Company Parties to any person, company or entity which was a customer or potential customer of any of the Company Parties for such products or services at any time during the 24 months preceding the employment termination date; or participate in the planning, research or development of any products or services competitive with products or services of any of the Company Parties, excluding the use of general industry knowledge;

(ii) raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of any of the Company Parties, or any person who was an employee or independent contractor of any of the Company Parties during the 12 months preceding the employment termination date, to leave the employ of or terminate a relationship with any of the Company Parties; interfere with the performance by any such persons of their duties for the Company Parties; or communicate with any such persons for the purposes described in this Paragraph 10(b)(ii); or

(iii) utilize or reveal confidential contract or relationship terms with any vendor or customer used by or served by any of the Company Parties at any time during the 24 months preceding the employment termination date; or interfere with, or assist any third party in interfering with, the relationship of any of the Company Parties with any vendor utilized by any of the Company Parties at any time during the 24 months preceding the employment termination date.

If the Executive violates any covenant contained in this Paragraph 10, then the term of the covenants in this Paragraph shall be extended by the period of time the Executive was in violation of the same.

c) The Executive acknowledges and recognizes that the existing business of the Company Parties extends to various locations and areas throughout the United States and to other countries and territories and agrees that the scope of this Paragraph 10 shall extend to any part of the United States, and any other country or territory, where any of the Company Parties operate or conduct business, or has concrete plans to do so at the relevant time. It is agreed that the Executive’s services provided to the Company during his employment were special, unique, unusual and extraordinary, giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of the Executive’s breach of this Paragraph 10, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to the cessation of payment or benefits hereunder. If any provision of Paragraph 10 is deemed unenforceable by a court (whether because of the subject matter of the provision, the duration of a restriction, the geographic scope or other scope of a restriction, or otherwise), that provision shall not be rendered void but the parties instead agree that the court shall amend and alter such provision to such lesser degree, time, scope, extent and/or territory as will grant the Company the maximum restriction on the Executive’s activities permitted by applicable law in such circumstances. The Company’s ability to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non-existence of any other similar agreement for anyone else employed by the Company or by Company’s failure to exercise any of its rights under such agreement.

d) In order to preserve the Company’s rights under this Agreement, the Company is authorized to advise any potential or future employer, any third party with whom the Executive may become employed or enter into any business or contractual relationship with, and any third party whom the Executive may contact for any such purpose, of the existence of this Agreement and its terms, and the Company shall not be liable for doing so.

e) The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Paragraph 10) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company’s rights under this Paragraph 10(e) or any other remedies of the Company, in the event of a determination by a court of competent jurisdiction or an arbitration decision pursuant to Paragraph 16, that the Executive has willfully materially breached any of the provisions of Paragraph 10, (i) the Company will have the right to cease making any payments otherwise due to the Executive under this Agreement, (ii) immediately terminate the vesting of any outstanding, unvested equity awards to the Executive; and (iii) the Executive will repay to the Company the Severance Benefits, or the value thereof, and following the date on which the court determines that such breach first occurred, including but not limited to the return of any stock and options (and stock purchased through the exercise of options) which first became vested following such date, and the proceeds of the sale of any such stock.

f) The Executive further agrees that while he is employed by the Company the Executive will continue to be bound by all of the policies of the Company applicable to employees including policies relating to trading in Company securities and that during that period the Executive will not (1) sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock of the Company beneficially owned by the Executive, or any other securities so owned convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, except pursuant to a written Rule 10b5-1 trading plan intended to allow the Executive the opportunity to diversify a reasonable portion of his holdings that is approved in advance by the Company’s General Counsel. Nothing in this Paragraph 10(f) shall preclude the Executive from using methods to exercise stock options or satisfy his tax obligations in respect of any compensatory equity award in respect of Company stock in accordance with the Company’s customary practices for senior executives.

g) The covenants by the Executive in Paragraphs 10(b)(i)-(iii) and 10(f) are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Company would not have entered into this Agreement. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants. The Executive’s covenants in Paragraphs 10(b)(i)-(iii) and 10(f) are independent covenants and the existence of any claim by the Executive against the Company, under this Agreement or otherwise, will not excuse the Executive’s breach of any covenant in Paragraphs 10(b)(i)-(iii) and 10(f).

11. The Executive acknowledges his obligation to comply fully with the Confidential Information provisions contained in Section 7 of the Employment

Agreement and hereby agrees to continue to be bound by the same. For the avoidance of doubt, the Executive agrees that during and following his employment with the Company he will not use any confidential information of the Company or of any of its affiliates or direct or indirect subsidiaries for any purpose other than performing his obligations to the Company or its affiliates or direct or indirect subsidiaries. Without limiting any of the terms of Section 7 of the Employment Agreement, the Executive acknowledges that, as of or promptly following the date of his termination, he must return all property of the “Company Parties and that he will not be in possession of any property of the Company Parties, including, but not limited to, any keys, computer disks, flash drives, credit cards, Company identification cards, computers, tablets, phones, proprietary materials, contracts, spreadsheets, financial data, designs, business plans, vendor lists, supplier lists, and other files and documents containing confidential or proprietary information following the date his employment terminates.

12. The Executive further covenants and agrees that in consideration for, and as a condition precedent to receiving, the benefits and payments provided for in this Agreement, the Executive agrees that he shall execute and deliver, and not timely revoke, the release set forth in Exhibit A simultaneously with the execution of this Agreement and, to receive any incremental benefits that would be made available to him upon his termination of employment for any reason other than death, a further release in the form set forth in Exhibit B hereto (the “Exhibit B Release”) following the date of his termination of employment hereunder.

13. The Executive shall not, directly or indirectly, orally, in writing or through any medium including, but not limited to, the press or other media, computer networks, social media of any kind or computer bulletin boards, or any other form of communication, at any time Disparage (as defined below) any of the Company Parties or their employees, directors or business relations. The Company, in turn, shall not make any public statement that Disparages the Executive and shall instruct the Company’s senior executives to, and recommend that the members of the Board, not orally, in writing or through any medium including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication, Disparage the Executive. Nothing in this provision shall be construed to prohibit either party from (i) testifying truthfully in any legal or administrative proceeding or investigation, (ii) making any statement or disclosure required by applicable law or regulation, or (iii) responding to Disparaging statement made by the other party or, in the case of the Executive, a senior officer or director of the Company. “Disparage” means to disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the subject of the communication.

14. The Executive agrees that, following the termination of his employment, he shall furnish such information and provide assistance to the Company and any of its subsidiaries as may reasonably be requested by any or all Company Parties in connection with any litigation in which any or all of the Company Parties are, or may become, a party or parties. If the Executive’s furnishing of information or provision of assistance to the Company requires any substantial commitment of time on the part of the Executive after the date the Executive’s employment hereunder terminates, the Company agrees to accommodate, to the extent possible, the Executive’s other business commitments and to reimburse the Executive for any documented loss of pay and reasonable out-of-pocket disbursements (including reasonable attorney’s fees) incurred by the Executive in connection therewith (other than in the case of a litigation between any of the Company Parties and the Executive). Likewise, while employed by the Company and for the first twelve (12) months following the termination of his employment, the Executive agrees to provide information in response to reasonable requests by the Company about subjects the Executive worked on during his employment, as sought by the Company’s new Chief Executive Officer or his/her designee.

15. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, including the Employment Agreement and the Senior Leaders Severance Pay Plan of the Company as amended and restated as of January 1, 2013, other than (x) Sections 6 and 7 of the Employment Agreement, which are expressly deemed to survive the termination of the Executive’s employment as provided herein, and the other provisions of the Employment Agreement intended to remain in effect to the extent provided herein, (y) the Executive’s currently outstanding equity award agreements (as and to the extent modified hereby), and (z) the Company’s employee benefit plans that are covered by the Employee Retirement Income Security Act of 1974.

16. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles. Any dispute arising out of or relating to this contract, including the breach, termination or validity thereof, shall be finally resolved by arbitration to be held in

Washington, D.C. in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Administered Arbitration by a sole arbitrator chosen by the parties. If the parties are unable to agree upon choice of arbitrator within 10 business days of filing of the arbitration demand, the arbitrator is arbitrator to be appointed by CPR or its successor entity. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Each party shall bear its own costs and expenses in connection with any arbitration or any court proceeding (including fees and disbursements of counsel). Notwithstanding the foregoing, nothing in this Paragraph 13 shall prohibit the Company from, at its option, seeking injunctive or other equitable relief against the Executive in a court of competent jurisdiction to enforce the Company’s rights under this Agreement.

17. The Company shall deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any transfer, payment or benefit provided hereunder.

18. During and following his employment hereunder, the Company shall provide indemnification to the Executive as provided under the Indemnification Agreement by and between the Executive and the Company dated as of March 17, 2009.

19. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted to that end. The parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

a) If any transfer, payment, compensation or other benefit provided to the Executive in connection with the end of his employment is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Executive’s termination of employment or, if earlier, the Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A unless such event is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “Resignation Date,” “termination of employment,” “cease employment,” or like terms shall mean separation from service.

c) All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

d) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment shall be within the sole discretion of the Company.

e) If under this Agreement, an amount is paid in two (2) or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

To signify their agreement to the terms of this Agreement, the parties have executed this Agreement on the dates set forth under their signatures, which appear below.

Danaher Corporation

By:	/s/ Steven M. Rales	/s/ H. Lawrence Culp, Jr.
Name:	Steven M. Rales	H. Lawrence Culp, Jr.
Title:	Chairman of the Board
April 16, 2014		April 16, 2014
Date		Date

Exhibit A

RELEASE OF CLAIMS

Pursuant to the Transition Agreement of even date herewith (the “Transition Agreement”) by and between H. Lawrence Culp, Jr. (the “Executive”) and Danaher Corporation, a Delaware corporation (including its successors and assigns, the “Company”), the Executive is required to execute and deliver this Release. Words used herein with an initial capital letter, but not otherwise defined herein, shall have the meanings ascribed thereto in the Transition Agreement.

The Executive agrees that, except as otherwise expressly provided below, his acceptance of the Transition Agreement to which this Release is an Exhibit constitutes: (i) a full, complete, and knowing waiver of any claims, whether or not asserted, that the Executive may have against the Company or any of its respective subsidiaries or affiliates (collectively, “Company Parties”) arising out of the Executive’s employment through the date hereof, or the change in the Executive’s duties and responsibilities as contemplated by the Transition Agreement, including, but not limited to, any claims the Executive may have under law for wages, bonuses, torts, contracts, or under employment agreements (including under the Employment Agreement or under any federal, state, or local statute, regulation, rule, ordinance, or order which covers or purports to cover or relates to any aspect of employment, including, but not limited to, discrimination based on race, sex, age, religion, national origin, citizenship, sexual orientation, physical, medical, or mental condition or marital status under, among other statutes, the National Labor Relations Act, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Civil Rights Acts of 1866 and 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act; the Fair Credit Reporting Act, the Immigration Reform Control Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Occupational Safety and Health Act, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Older Workers Benefit Protection Act of 1990, the Occupational

Safety and Health Act of 1970, the Sarbanes-Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Delaware Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protections Act, the District of Columbia Human Rights Act of 1977, and any other federal, state or local civil rights, retaliation, discrimination or labor laws; and (ii) an irrevocable and unconditional release, of the Company Parties, and each of the Company Parties’ shareholders, directors, officers, employees, representatives, attorneys, and all persons acting by, though, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, which the Executive now has, owns, holds, or claims to have, own, or hold, or claimed to have, own, or hold, or which the Executive at any time hereafter may have, own, or hold, or claim to have, own, or hold, from the beginning of time until the date of this Release, arising out of or in any manner relating to all events or circumstances in any way related to the Employment Agreement, the Executive’s employment with the Company through the date hereof or the change in the Executive’s duties and responsibilities as contemplated by the Transition Agreement, against each of the Releasees. None of the provisions of this Release or in any way affects the authority of the U.S. Equal Employment Opportunity Commission (“EEOC”) to investigate or seek relief in connection with any claim. However, if the EEOC were to pursue any matters that are released herein, the Executive agrees that this Release will control as the exclusive remedy and full settlement of all such claims by the Executive for monetary and non-monetary relief.

Notwithstanding the foregoing, nothing in this Release shall waive, release or modify in any way any (1) any right provided to Executive under the Transition Agreement; (2) any unpaid deferred compensation (together with any accrued interest or earnings thereon) including deferred bonuses allocated or credited to the Executive or his account as of the date hereof, (3) any amounts which the Executive is eligible to receive in accordance with the terms of any plan, program, policy, practice, contract, or agreement of the Company and its affiliated companies applicable to the Executive, (4) any claim in respect of any compensatory equity awards granted to him by the Company and outstanding on the date hereof; (5) any claim in respect to any base salary earned but unpaid as of the date hereof, (6) any claim for reimbursement in accordance with the Company’s otherwise applicable policies and programs of any expenses incurred prior to the date hereof, (7) any claim or right to indemnification in respect of his services as a director, officer or employee of any of Company Entities, whether arising at law, by contract or pursuant to the Company’s policies, practices, plans, program or procedures; (8) any claims solely relating to the validity of the release under the Age Discrimination in Employment Act of 1967, as amended; or (9) any non-waivable right to file a charge with the EEOC.

The Executive warrants that he is fully competent to enter into the Transition Agreement and this Release and acknowledges that he has been afforded the opportunity to review both the Transition Agreement and this Release with his attorney for at least twenty-one (21) calendar days, that he has been advised to consult with an attorney prior to executing this Agreement, that he has read completely, and fully understands the terms of the Transition Agreement and this Release, and that he has signed the Transition Agreement and this Release freely and voluntarily. Further, he acknowledges that he has the opportunity to revoke this Release within seven (7) calendar days of signing it (“Revocation Period”). Such revocation shall be ineffective unless it is communicated in writing to the Company’s General Counsel before the end of Revocation Period. The Executive expressly agrees that, in the event of such revocation of this Release by the Executive, the Transition Agreement shall be null and void in its entirety. The parties also recognize that the Executive may elect to sign this Release prior to the expiration of the 21-day consideration period specified herein, and the Executive agrees that if he elects to do so, the Executive’s election is knowing and voluntary and comes after full opportunity to consult with an attorney.

IN WITNESS WHEREOF, the Executive has caused this Release to be executed as of April 16, 2014

H. Lawrence Culp, Jr.

SWORN TO AND SUBSCRIBED

BEFORE ME THIS     DAY OF

                , 20    .

Notary Public

Exhibit B

Full Release and Waiver

TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT H. Lawrence Culp, Jr. (the “Releasor”), on behalf of himself and his heirs, executors, administrators and legal representatives, in consideration of the benefits provided pursuant to the Transition Agreement between the Releasor and Danaher Corporation, dated as of April 16, 2014 (as the same may have been heretofore amended, the “Agreement”), hereby (a) fully, completely, and knowingly waives any claims asserted or non-asserted that the Releasor may have against the Company or any of its respective subsidiaries or affiliates (collectively, “Company Parties”) arising out of the Releasor’s employment or the end of the Executive’s employment including any claims the Releasor may have under law for wages, bonuses, torts, contracts, or under employment agreements (including under the Transition Agreement or the Employment Agreement (as defined therein)) or under any federal, state, or local statute, regulation, rule, ordinance, or order which covers or purports to cover or relates to any aspect of employment, including, but not limited to, discrimination based on race, sex, age, religion, national origin, citizenship, sexual orientation, physical, medical, or mental condition or marital status under, among other statutes, the National Labor Relations Act; Title VII of the Civil Rights Act, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Acts of 1866 and 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act; the Fair Credit Reporting Act; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Equal Pay Act of 1963; the Older Workers Benefit Protection Act of 1990; the Occupational Safety and Health Act of 1970; the Sarbanes-Oxley Act of 2002; the Dodd–Frank Wall Street Reform and Consumer Protection

Act; the Uniformed Services Employment and Reemployment Rights Act; the Worker Adjustment and Retraining Notification Act; the Delaware Discrimination in Employment Act; the Delaware Handicapped Persons Employment Protections Act; the District of Columbia Human Rights Act of 1977; and any other federal, state or local civil rights, retaliation, discrimination or labor laws; and (b) irrevocably and unconditionally releases, acquits, and forever discharges the Company Parties, and each of the Company Parties’ shareholders, directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown, which the Releasor now has, owns, holds, or claims to have, own, or hold, or claimed to have, own, or hold, or which the Releasor at any time hereafter may have, own, or hold, or claim to have, own, or hold, from the beginning of time until the date hereof, arising out of or in any manner relating to all events or circumstances in any way related to the Transition Agreement, the Employment Agreement (as defined therein) and Releasor’s employment with the Company or the end of his employment, against each of the Releasees. Notwithstanding the foregoing, the Releasor is not releasing (1) any right provided to Executive under the Transition Agreement, including, without limitation, the right to the Accrued Obligations (as defined therein); (2) any claim for reimbursement in accordance with the Company’s otherwise applicable policies and programs of any expenses incurred prior to the date of the Releasor’s termination of employment, (3) any claim or right to indemnification in respect of his services as a director, officer or employee of any of Company Entities, whether arising at law, by contract or pursuant to the Company’s policies, practices, plans, program or procedures; (4) any claims for unemployment compensation or workers’ compensation benefits or other rights that may not be released as a matter of law; (5) any claims solely relating to the validity of this release under the Age Discrimination in Employment Act of 1967, as amended; or (6) any non-waivable right to file a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”). None of the provisions of this Separation Agreement restricts or in any way affects the EEOC’s authority to investigate or seek relief in connection with any claim. However, if the EEOC were to pursue any matters that are released herein, the Releasor agrees that the Transition Agreement will control as the exclusive remedy and full settlement of all such claims by the Releasor for monetary and non-monetary relief.

The Releasor acknowledges that he was advised by the Company to consult with his attorney concerning the waivers contained in this Release, that he has consulted with counsel, and that the waivers the Releasor has made herein are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived. The Releasor has a period of 21 days from the date on which a copy of this Release has been delivered to him to consider whether to sign it. In addition, in the event that the Releasor elects to sign and return to the Company a copy of this Release, the Releasor has a period of seven days (the “Revocation Period”) following the date of such return to revoke this Release, which revocation must be in writing and delivered to [Company Name and Address], Attention: General Counsel, within the Revocation Period. This Release, and the Releasor’s right to receive any benefits as provided in the Transition Agreement, shall not be effective or enforceable until the expiration of the Revocation Period without the Releasor’s exercise of his right of revocation.

This Release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by the Releasor and the Company.

This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without reference to its principles of conflicts of law.

IN WITNESS WHEREOF, the Releasor has caused this Release to be executed as of                 , 201[    ]

H. Lawrence Culp, Jr.

SWORN TO AND SUBSCRIBED

BEFORE ME THIS     DAY OF

                , 20    .

Notary Public

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